Exhibit 5.2

BARNES & THORNBURG LLP

11 South Meridian Street
Indianapolis, Indiana 46204-3535 U.S.A.
(317) 236-1313
Fax (317) 231-7433 www.btlaw.com

December 15, 2011

SunCoke Energy, Inc.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Ladies and Gentlemen:

We have acted as special Indiana counsel to SunCoke Energy, Inc., a Delaware corporation (“SunCoke”) and Indiana Harbor Coke Corporation, an Indiana corporation (“Indiana Harbor”), in connection with certain matters of Indiana law relating to the Indenture (the “Indenture”) dated July 26, 2011 among SunCoke, Indiana Harbor, as guarantor, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., governing the outstanding $400,000,000 7 5/8% Senior Notes due 2019 (the “Outstanding Notes”), including the form of 7 5/8% Senior Notes due 2019 to be issued by SunCoke in exchange for the Outstanding Notes, as attached as Exhibit A to the Indenture (the “Exchange Notes”).

In rendering the opinions set forth herein, we have reviewed or examined copies of the following documents:

1.	the Indenture;

2.	the Registration Statement of SunCoke on Form S-4 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2011 under the Securities Act of 1933, as amended (the “Securities Act”);

3.	the certificate of existence issued by the Indiana Secretary of State on December 6, 2011, as to Indiana Harbor (the “Certificate of Existence”);

4.	the articles of incorporation of Indiana Harbor, as attached as Exhibit 3.17 to the Registration Statement;

5.	the bylaws of Indiana Harbor, as attached as Exhibit 3.18 to the Registration Statement; and

6.	such other documents, certificates, and agreements as we have deemed necessary or appropriate in rendering the opinions contained hereinbelow.

Additionally, we have examined and relied upon, with your consent, copies or originals, certified to our satisfaction, of such documents, resolutions, certificates and instruments of Indiana Harbor as we have deemed necessary to form a basis for the opinions hereinafter expressed, certificates of public officials and officers or other representatives of Indiana Harbor, statutes, records and other instruments and documents, and we have made such inquiries of officers or other representatives of Indiana Harbor, as we have deemed relevant or necessary to form a basis for the opinions hereinafter expressed.

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December 15, 2011

In such examination and in rendering the opinions expressed below, we have, with your consent, assumed: (a) the genuineness of all signatures on all documents submitted to us; (b) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (c) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments were authentic and complete; (d) the legal capacity of all individuals executing documents (other than with respect to Indiana Harbor); (e) that all parties to the documents reviewed by us (other than Indiana Harbor) are duly organized, validly existing and in good standing under the laws of those jurisdictions in which they are purported to be organized and have full power and authority to execute, deliver and perform their duties under such documents, and all such documents have been duly authorized, executed and delivered by such parties; (f) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of Indiana Harbor and other persons on which we have relied for the purposes of this opinion are true and correct and that there has not been any change in the existence of Indiana Harbor from that reported in the Certificate of Existence; and (g) the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Indenture and in other documents referenced therein.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. Indiana Harbor is duly incorporated and validly existing as a corporation under the laws of the State of Indiana.

2. Indiana Harbor has the requisite corporate right, power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture and to perform its obligations thereunder.

3. All corporate action required to be taken for the due and proper authorization, execution and delivery of the Indenture by Indiana Harbor (including the guarantee of the Exchange Notes pursuant to the terms thereof) have been duly and validly taken.

4. The Indenture has been duly authorized, executed and delivered by Indiana Harbor.

The foregoing opinions are subject to the following qualifications and limitations:

(A)	We are members of the Bar of the State of Indiana. The opinions expressed herein are based on and limited to the present laws of the State of Indiana, and we express no opinion with respect to the laws of any other state or jurisdiction.

(B)	The opinions expressed herein are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update such opinions, regardless of whether changes in such facts or law come to our attention after the delivery hereof.

BARNES & THORNBURG LLP

December 15, 2011

(C)	We express only those opinions directly stated herein, and any opinions by implication or inference are expressly disclaimed.

(D)	We express no opinion whatsoever as to any document, instrument, agreement or matter or the content thereof which is not specifically identified on the list of documents stated to have been reviewed by us in connection with rendering this opinion.

(E)	With respect to our due incorporation opinion set forth in paragraph 1 hereof, with your permission, we are relying solely and without independent investigation on the Certificate of Existence.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We understand that the firm of Wachtell, Lipton, Rosen & Katz (“WLRK”) wishes to rely as to certain matters of Indiana law on the opinions expressed herein in connection with the delivery of its opinion to you dated on or about the date hereof concerning the transactions contemplated hereby, and we hereby consent to such reliance.

This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Indiana law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof (including, but not limited to, the date, if any, the Exchange Notes are executed, delivered, and issued) for the benefit of any person or entity (including WLRK) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

/s/ Barnes & Thornburg LLP
Barnes & Thornburg LLP

BARNES & THORNBURG LLP